Exhibit 3.1


                              State of Delaware

                       Office of the Secretary of State
                                                                        PAGE   I

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY

CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

INCORPORATION OF "SPECTRUM INTERNATIONAL INC." FILED IN THIS OFFICE ON THE

FOURTEENTH DAY OF MAY, A.D. 1999, AT 9 O'CLOCK A.M. A FILED COPY OF THIS

CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                                 /s/ Edward J. Freel
-------                                   -------------------------------------
                                            Edward J. Freel, Secretary of State

                                       AUTHENTICATION: 9748501

3043417       8100D
991194264                                              DATE: 05-17-99

                                                         Exhibit 3.1 Page 1 of 8

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SECRETARY OF STATE                                             STATE OF DELAWARE


DIVISION OF CORPORATIONS
Filed 09:00 AM 05/14/1999

991194264 - 3043417

                             CERTIFICATE OF INCORPORATION
                                          OF
                              SPECTRUM INTERNATIONAL INC.

   I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

   FIRST. The name of this corporation is Spectrum International Inc.
                                          ---------------------------

   SECOND. The address of this corporation's registered Office in the State Of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets in the City Of Wilmington County of New Castle, 10801. The name of its registered agent at such address is RL&F Service Corp,

   THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Delaware.

   FOURTH. The total number of shares of stock which this corporation shall have authority to issue is fifty-five million (55,000,000) with a par value of $.001 per share amounting to $55,000.00. Fifty million (50,000,000) of those shares are Common Stock and five million (5,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought, The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as other-wise provided by the Delaware General Corporation Law, as amended from time to time.

   FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of the-Article FOURTH of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:


                                                         Exhibit 3.1 Page 2 of 8

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     (1) The number of shares constituting such series and the distinctive designation of such series;

     (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

     (3) Whether such series shall have voting tights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (4) Whether such series shall have conversion privileges, and. if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

     (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

     (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

     (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and

     (8) Any other relative rights, preferences and limitations of such series.

     Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect thereto.

   SIXTH. The incorporator of this corporation is Thomas E. Stepp, Jr., whose mailing address is 1101 Dave Street, Suite 460, Newport Beach, California 92660.


                                                         Exhibit 3.1 Page 3 of 8

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   SEVENTH. Each director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limited the personal liability of directors of this corporation. then the liability of each director of this corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law, as so amended.

   Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

   EIGHTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

   NINTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the initial director of this corporation until the first annual meeting of stockholders of this corporation, or until his successor is elected and qualifies, is;

Raj-Mohinder S. Gurm
200, 13018-80th Avenue
Surrey, British Columbia
Canada V3W 3B2


   TENTH.

   (a) The number of directors constituting the entire Board of Directors of this corporation shall be not less than three (3) nor more than as fixed from time to time by vote of a majority of the entire Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

   (b) The Board of Directors of this corporation shall be divided into three
(3) classes, as nearly equal in numbers as the then total number of directors


                                                         Exhibit 3.1 Page 4 of 8

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constituting the entire Board of Directors permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders of this corporation directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting of those stockholders, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of those stockholders. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.

   (c) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of this corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of this corporation), any director or the entire Board of Directors of this Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75 %) or more of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders of this corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of section (c) of this article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

   ELEVENTH. Subject to the provisions of any series of Preferred Stock of this corporation which may at the time be issued and outstanding and convertible into shares of Common Stock of this corporation, the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock held by stockholders of this corporation other than the "related person" (as defined later in this Certificate of Incorporation), shall be required for the approval or authorization of any "business combination" (as defined later in this Certificate of Incorporation) of this corporation with any related person; provided, however, that such voting requirement shall not be applicable if;

   (1) The business combination was approved by the Board of Directors of this corporation either (A) prior to the acquisition by such related person of the beneficial ownership of twenty percent (20%) or requisition the outstanding shares of the Common Stock of this corporation, or (B) after such acquisition,


                                                         Exhibit 3.1 Page 5 of 8

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but only during such time as such related person has sought and obtained the unanimous approval by the Board of Directors of this corporation of such acquisition of more than 20% of the Common Stock prior to such acquisition being consummated; or

   (2) The business combination is solely between this corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by a related person; provided, however, that each stockholder of this corporation receives the same type of consideration in such transaction in proportion to his or her stockholdings; or

   (3) All of the following conditions are satisfied:

   (A) The cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of this corporation in the business combination is not less than the higher of (i) the highest per share price (including brokerage commissions, soliciting dealers fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys'
fees) paid by such related person in acquiring any of its holdings of this corporation's Common Stock or (ii) an amount which has the same or a greater percentage relationship to the market price of this corporation's Common Stock immediately prior to the commencement of acquisition of this corporation's Common Stock by such related person, but in no event in excess of two (2) times the highest per share price determined in clause (i), above; and

   (B) After becoming a related person and prior to the consummation of such business combination, (i) such related person shall not have acquired any newly issued shares of capital stock, directly or indirectly from this corporation (except upon conversion of convertible securities acquired by it prior to becoming a related person or upon compliance with the provision of this article or as a result of a pro rata stuck dividend or stock split) and (ii) such related person shall not have received the benefit, directly or indirectly, (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by this corporation, or made any major changes in this corporation's business or equity capital structure; and

   (C) A proxy statement complying with the requirements of the Securities Exchange Art of 1934, whether or not this corporation is then subject to such requirements, shall be mailed to the public stockholders of this corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any outside directors, may determine to specify, and
(ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of this corporation (such investment banking firm to be engaged solely on behalf of the remaining public


                                                         Exhibit 3.1 Page 6 of 8

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stockholders, to be paid a reasonable fee for its services by this corporation upon receipt of such opinion, to be a reputable national investment banking firm which has not previously been associated with such related person and, if there are at the time any such directors, to be selected by a majority of the continuing directors and outside directors).

For purposes of this article:

   (1) The term "business combination" shall be defined as and mean (a) any merger or consolidation of this corporation with or into a related person; (b) any sale, lease, exchange, transfer or other disposition, including, without limitation. a mortgage or any other security device, of all or any substantial part of the assets of this corporation, including, without limitation, any voting securities of a subsidiary, or of a subsidiary, to a related person; (c) any merger or consolidation of a related person with or into this corporation or a subsidiary of this corporation; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to this corporation or a subsidiary of this corporation; (e) the issuance of any securities of this corporation or a subsidiary of this corporation to a related person; (f) the acquisition by this corporation or a subsidiary of this corporation of any securities of a related person; (g) any reclassification of Common Stock of this corporation, or any recapitalization involving Common Stock of this corporation consummated within five (5) years after a related person becomes a related person, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

   (2) The term "related person" shall be defined as and mean and include any individual, corporation, trust, association, partnership or other person or entity which, together with their "affiliates" and "associates" (defined later in this Certificate Of Incorporation), "beneficially" owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations pursuant to the Securities Exchange Art of 1934), in the aggregate 20 % or more of the outstanding shares of the Common Stock of this corporation, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 pursuant to the Securities Exchange Act of 1934) of any such individual corporation, trust, association, partnership or other person or entity;

   (3) The term "substantial part" shall be defined as and mean more than ten percent (10 %) of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made:

   (4) Without limitation, any shares of Common Stock of this corporation which any related person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such related person;

   (5) For the purposes of this article, the term "other consideration to be received" shall include, without limitation, Common Stock of this corporation retained by its existing public stockholders in the event of a business


                                                         Exhibit 3.1 Page 7 of 8

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combination with such related person pursuant to which this corporation is the surviving corporation; and

   (6) With respect to any proposed business combination, the term "continuing director" shall be defined as and mean a director who was a member of the Board of Directors of this corporation immediately prior to the time that any related person involved in the proposed business combination acquired twenty percent (20%) or more of the outstanding shares of Common Stock of this corporation, and the term "outside director" shall be defined as and mean a director who is not
(a) an officer or employee of this corporation or any relative of an officer or employee, (b) a related person or an officer, director, employee, associate or affiliate of a related person, or a relative of any of the foregoing, or (c) a person having a direct or indirect material business relationship with this corporation.

   TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, to the taking of any action is specifically denied.

   THIRTEENTH. All of the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of this corporation, subject to the right of shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that the bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two third (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.

   FOURTEENTH. This corporation shall not register any transfer of securities issued by this corporation in any transaction that qualifies for the exemption from registration requirements specified by the provisions of Regulation S promulgated by the Securities and Exchange Commission, unless such transfer is made in accordance with the provisions of Regulation S.

   The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 7th day of May, 1999.

Incorporator:

 /s/ Thomas E, Stepp
-------------------------------------
Thomas E. Stepp, Jr.


                                                         Exhibit 3.1 Page 8 of 8

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